Defaulted Securities

Fund	Cusip	Security Description	nature of default	date of default	amount of default per $1,000 face amount	total amount of default

Integrity High Income Fund	759219AB4	Reichhold Industries Inc	Bankruptcy	10/1/2014	$37.50	$6,204.15

Integrity High Income Fund	413627BM1	Harrahs Operating Co Inc	Bankruptcy	12/15/2014	$50.00	$3,000.00